Exhibit 10.17

Office Lease Agreement
Contract No.: JL—20240902

Party A	Jiangsu Joylong Automobile Co., Ltd. (hereinafter referred to as “Party A” or “Joylong”)
Party B:	Jiangsu Tooniu Tech Co., Ltd. (hereinafter referred to as “Party B” or “Tooniu”)

Pursuant to the provisions of the Contract Law of the People’s Republic of China and relevant laws and regulations, and based on the agreement reached by both parties on July 18, 2024, regarding the strategic cooperation, the following is hereby stipulated: on the basis of equality and voluntariness, hereby Party A leases to Party B the premises specified in Appendix 1 of this Agreement for Party B’s use.

Article 1 Location of the Leased Premises, Details of the Premises and Conditions of Use

1. The property leased by Party A to Party B is located at the first gate area of Joylong Automobile Factory, Pujiang East Road, Jiangdu District, Yangzhou City.

2. Current condition of renovations, facilities, and equipment in the property: office facilities, plumbing, parking area, dorm and other general amenities all have the basic usage conditions.

3. The property leased by Party A to Party B, its area, and price are as follows:

No.	Area	Size (m2)	Estimated Price (Yuan/m2 per month)	Monthly Rent	Monthly Rent (Yuan)	Note
1	Office Exhibition Area	160	14.43	l	2308.8	For office use
2	Office Parking Area	491	4.58	I	2248.78	For office use
3	Office Area	1755.98	18.9	1	33188.02
According to the property title deed, the floor area of the second floor is 3,350.49 square meters, and that of the first floor is 1,675.25 square meters, plus an additional 80.74 square meters for the ground-floor lobby

4	Staff Dormitory	34	14.51	1	493.34	The size is defined as a single room. Charges are calculated based on the actual number of rooms rented.
Total monthly cost (excluding tax)						Based on calculation confirmed by both parties
 The above rent is calculated based on the actual number of months used.   At the same time, an additional tax of 9% is charged:

Article 2: Party A shall provide documents such as the property deed (valid proof of ownership of the leased property). Party B shall provide copies of identity documents such as the original certificate of incorporation. Upon mutual verification, parties may make copies of each other’s documents for their records. All copies are to be used solely for the purposes of this lease agreement.

Article 3: Lease Term and Purpose

1. The lease term for the premises shall commence on September 1, 2024 and end on December 31, 2026 (calculated based on the actual time of handover between both parties). Regarding the staff dormitory, provided to support Party B’s preliminary operations, Party A furnished 10 rooms to Party B in August 2024 (the number of dormitory rooms shall be dynamically adjusted and calculated based on the actual number of rooms leased).

2. If Party B requests renewal, it shall notify Party A at least 30 days prior to the expiration of the lease term, and both parties shall re-negotiate the lease agreement.

3. Upon expiration of the lease term, if Party A still intends to lease the property, Party B shall have the right of first refusal

Article 4: Rent and Payment Method

1. The rent shall be paid monthly in accordance with the provisions of Section 3 of Article 1. Upon renewal of the lease, the annual rent shall be settled by December 31 of each year.

2. Party B shall pay Party A the first six months’ rent within ten days from the effective date of this Agreement.Within ten days after the expiration of each six-month period, Party B shall pay Party A the rent for the next six-month period for the factory premises. If Party B is late in paying the rent, a late payment penalty of 50% of the daily rent (daily rent = monthly rent divided by 30) for each day of delay.

3. Method of Rent Payment: Bank transfer

4.Conditions for Factory Rent Discounts

According to the strategic cooperation agreement signed by Party A and Party B on July 18, 2024, under Section 1.2 Haishi Product Slaes Cooperation: Within the sales territory agreed upon by the parties, utilizing Tooniu’s overseas sales channels to sell Joylong Haishi products, with an annual sales volume of at least 200 units or an annual sales value of at least 30 million yuan (including Tooniu’s procurement of parts from Joylong’s subsidiary, Hong Ye Company) During the cooperation period, the annual sales volume of Haishi products shall reach 200 units or more, or the annual sales revenue shall reach 30 million yuan or more (including purchases of parts from Joylong’s subsidiaries by Tooniu and Hong Ye Company). For any of the above, upon completion of the work, the rent for the Xianqian Yuan and Lishang sites shall be collected using the method specified below.

Based on 200 vehicles or 30 million yuan as the threshold, 100 units or 15 million yuan and above calculation begins (less than 100 units or 15 million yuan does not qualify for the discount). The rent is calculated based on the ratio of the number of unsold units or the unsold sales amount to the total target units or total sales amount. That is, the rent charged (yuan) = (200 units × units sold) / 200 × base venue rental fee (RMB) or venue rental fee (RMB) = (30 million RMB – total sales amount) / 3000 * base venue rental rate (RMB) (If both calculations result in the same amount, the higher discount rate shall be used as the basis for the final rental calculation; however, the minimum rental amount after the discount shall not be less than 0 RMB and cannot be negative).

5. During the Agreement period after 2024, the provisions of Article 4 above shall remain valid. However, the base amount for the discount shall be adjusted annually in accordance with actual circumstances, subject to separate agreement between the parties.

6. Regarding the 6 months of lease fees paid by Party B under Article 2 above, when the rent discount conditions of Article 4 are met and the provisions of Article 5 above are satisfied, the discounted amount shall be carried forward to the lease fees for the next 6 months.

Article 5 Cost Allocation

1.During the lease term, Party B shall be responsible for water and electricity charges (with separate water and electricity meters). Monthly electricity charges shall be calculated at 1.1 RMB/kWh (including 13% tax), and monthly water charges at 3.75 RMB/ton (including 13% tax). Water and electricity charges are paid monthly. Party B shall pay the water and electricity charges within 10 business days after receiving the invoice from Party A.

2. Payment Method: Bank wire transfer

Article 6 Obligations of Both Parties

(1) During the lease term, Party B must maintain the equipment and facilities in good condition (excluding normal wear and tear). Party B shall not alter the structure or use of the leased premises without authorization. Otherwise, Party A has the right to  forfeit the unused portion of the prepaid deposit and unilaterally terminate this Agreement. If a change of use is indeed necessary, it may only be carried out with Party A’s consent. If Party B causes damage to the leased premises or its equipment, Party B shall be responsible for restoring them to their original condition and compensating Party A for related losses. If either Party A or Party B needs to renovate, expand, or remodel the premises, both parties shall enter into a separate written agreement, which must comply with relevant legal provisions.

(2) If Party B installs any instruments, machinery or special equipment exceeding the electronic load capacity during the lease period, they must obtain the consent of Party A. Party B shall bear sole responsibility for any accidents or fines arising from failure to obtain Party A’s consent or complete the relevant procedures. Party B shall be liable for compensation for any damage caused to the premises, safety facilities, or fire safety facilities.

(3) Party B guarantees that the premises leased from Party A will be used for lawful purposes, in compliance with the laws of the People’s Republic of China and relevant government regulations, and operated in accordance with the law. Party B shall be solely responsible for all legal liabilities and property losses arising from Party B’s illegal operations.

(4) Party B shall abide by the relevant safety regulations of the state. During the lease period, any personnel injuries or property losses caused by Party B's construction activities or other reasons shall be the responsibility of Party B.

(5) If Party B deliberately delays payment of rent, fails to pay relevant fees, or terminates the lease prematurely without following the agreed terms, it shall be regarded as a breach of contract by Party B. Party A has the right to confiscate the amount of prepaid rent that has not been utilized. If Party A cancels the Agreement before receiving the prepaid rent from Party B or violates other provisions of this Agreement, it shall be regarded as a breach of contract by Party A. In such cases, Party B may request Party A to return the amount of prepaid rent that has not been utilized.

(6) Upon termination or cancellation of this Agreement, Party B shall vacate the premises unconditionally within three days. If Party B refuses to return the keys and vacate the premises, Party A shall have the right to deem that Party B has abandoned all ownership rights to the property stored within the factory.

 (7) Upon expiration of the lease term or termination of the contract, Party B must, on time, hand over to Party A all undamaged  and in good condition (excluding normal wear and tear).

(8) During the lease term, Party A assumes no obligation to safeguard Party B’s equipment and items, etc. Party A shall not be held liable for any loss thereof.

(9) Upon expiration of the lease term or termination of the Agreement, if Party B fails to vacate the premises by the due date, Party A shall have the right to remove all items from the premises. Party A assumes no obligation to safeguard such items, and Party B shall have no right to claim compensation for losses from Party A.

(10) During the lease term, Party B’s operations and personnel must comply with Party A’s management; otherwise, Party B shall bear full responsibility for any adverse consequences resulting therefrom.

 (11) During the lease term, if force majeure (unforeseeable, unavoidable, and insurmountable) prevents the performance of this Agreement, this Agreement shall be automatically terminated. Neither party shall hold the other liable, and Party A must refund to Party B within thirty days the portion of the security deposit that has not been incurred (without interest).

(12) Maintenance Responsibilities:

1. Party A is responsible for the maintenance of the original property. Party B shall bear the maintenance responsibility for any new construction or renovation work performed by Party B.

2. Party B may carry out necessary renovations to the property upon obtaining Party A’s written consent. All construction, costs, and safety responsibilities related to such renovations shall be borne entirely by Party B. Prior to renovation, the renovation plan must be submitted to Party A for approval before construction may commence.

Article 7 Any matters not covered in this Agreement shall be supplemented by both parties in accordance with the relevant provisions of the Contract Law of the People’s Republic of China; such supplementary provisions shall have the same legal effect as this Agreement.

Article 8 Party A has the right to unilaterally terminate this Agreement, provided that Party A gives Party B three months’ prior notice and refunds, without interest, any unused portion of the rental fees (for dormitories, due to the unified planning of talent apartments, if there are no dormitories available for rent in Joylong, Party A shall provide 30 days’ prior notice to Party B). If Party B wishes to terminate this Agreement, Party B must give Party A three months’ prior notice, and Party A shall refund, without interest, any unused portion of the rental fees.

Article 9 This Agreement is in two copies. It becomes effective upon the signatures of both parties. Each party holds one copy, and both copies have the same legal effect. In case of any disputes during the execution of this Agreement, they should be resolved through negotiation between the two parties. If the negotiation fails, a lawsuit should be filed in the local court of Party A’s place of residence.

Party A: Jiangsu Joylong Automobile Co., Ltd.
Authorized Representative: MA Hanping
Address: No. 166, Pujiang East Road, Jiangdu District, Yangzhou City
Date: August 30, 2024

Party B:
Authorized Representative:
Address:No. 127, Ganglong Road, Yangzhou Economic Development Zone
Date: August 30, 2024